UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

SEARCHCORE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Northeast Loop 323
Tyler, TX 75708
 (Address of principal executive offices) (zip code)

(855) 266-4663
(Registrant’s telephone number, including area code)
_____________________________________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On June 27, 2014, we entered into a Securities Purchase Agreement with Adar Bays, LLC, pursuant to which we sold to Adar two (2) 8% convertible notes, each in the principal amount of $35,000 (the “Notes”). The first of the two notes (the “First Note”) was paid for by Adar at the Closing, while the second of the two notes (the “Second Note”) was paid for the issuance of an offsetting $35,000 note issued by us to the Buyer (the “Buyer Note”), provided that prior to conversion of the Second Note, the Buyer must have paid off the Buyer Note. Each of the Notes have a maturity date of June 30, 2015 and is convertible after 180 days into our common stock at 58% of the lowest trading price of our common stock for the ten (10) prior trading days, with a floor of $0.0001 per share. The shares of common stock issuable upon conversion of the Note will be restricted securities as defined in Rule 144 promulgated under the Securities Act of 1933. The First Note can be prepaid by us at a premium as follows: (a) between 0 and 90 days after issuance – 130% of the principal amount; (b) between 91 and 150 days after issuance – 140% of the principal amount; and (c) between 151 and 180 days after issuance – 150% of the principal amount. The Second Note cannot be prepaid; however, if the First Note is prepaid, the Second Note shall be automatically cancelled, as will the Buyer Note. The Buyer Note has a maturity of February 28, 2015 and bears interest at the rate of 8% per annum. The purchase and sale of the Notes closed on June 30, 2014, the date that the purchase price was delivered to us.

The issuance of the Note was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. The purchaser was an accredited and sophisticated investor, familiar with our operations, and there was no solicitation.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Securities Purchase Agreement dated June 27, 2014

10.2	8% Convertible Redeemable Note dated June 30, 2014

10.3	8% Convertible Redeemable Note (Back End I) dated June 30, 2014

10.4	Adar Bays, LLC Collateralized Secured Promissory Note (Back End Note) dated June 30, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SearchCore, Inc.

Dated: July 2, 2014	By:	/s/ James Pakulis
	Name:	James Pakulis
	Its:	President and Chief Executive Officer

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